EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2020 Financial Results

- Record gross profit margin of 32.4%
- EPS of $1.51, non-GAAP EPS of $1.87
- Pretax income of $127.0 million, non-GAAP pretax income of $158.0 million
- Generated cash flow from operations of $296.3 million
- Declared quarterly dividend of $0.625 per share

LOS ANGELES, Oct. 22, 2020 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2020 (in millions, except tons which are in thousands and per share amounts).

			Sequential Quarter	Nine Months Ended September 30,		Year-Over- Year		Year-Over- Year
	Q3 2020	Q2 2020	% Change	2020	2019	% Change	Q3 2019	% Change
Income Statement Data:
Net sales	$2,085.6	$2,019.3	3.3%	$6,677.8	$8,526.0	(21.7%)	$2,685.9	(22.4%)
Gross profit[1]	$676.1	$614.7	10.0%	$2,071.5	$2,535.2	(18.3%)	$814.7	(17.0%)
Gross profit margin[1]	32.4%	30.4%	2.0%	31.0%	29.7%	1.3%	30.3%	2.1%
Non-GAAP gross profit margin[1,2]	32.4%	30.4%	2.0%	31.6%	29.7%	1.9%	30.3%	2.1%
Non-GAAP pretax income adjustments[2]	$31.0	$10.4	198.1%	$178.9	$0.3	*	$(0.9)	*
Pretax income	$127.0	$102.0	24.5%	$312.1	$719.7	(56.6%)	$218.4	(41.8%)
Non-GAAP pretax income[2]	$158.0	$112.4	40.6%	$491.0	$720.0	(31.8%)	$217.5	(27.4%)
Net income attributable to Reliance	$97.6	$80.2	21.7%	$239.5	$535.9	(55.3%)	$162.7	(40.0%)
Diluted EPS	$1.51	$1.24	21.8%	$3.66	$7.90	(53.7%)	$2.40	(37.1%)
Non-GAAP diluted EPS[2]	$1.87	$1.36	37.5%	$5.71	$7.90	(27.7%)	$2.39	(21.8%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$296.3	$475.7	(37.7%)	$942.8	$954.1	(1.2%)	$490.9	(39.6%)
Free cash flow[3]	$258.1	$434.7	(40.6%)	$808.1	$771.3	4.8%	$432.0	(40.3%)
Net debt-to-total capital[4]	17.3%	20.4%		17.3%	22.6%		22.6%

Capital Allocation Data:
Capital expenditures	$38.2	$41.0		$134.7	$182.8		$58.9
Acquisitions, net	$—	$—		$—	$1.0		$—
Dividends	$41.0	$39.9		$122.8	$113.3		$36.8
Share repurchases	$0.2	$—		$300.2	$50.0		$—

Key Business Metrics:
Tons sold	1,283.5	1,211.8	5.9%	3,964.1	4,485.9	(11.6%)	1,476.6	(13.1%)
Tons sold (same-store)	1,282.2	1,210.6	5.9%	3,959.6	4,485.9	(11.7%)	1,476.6	(13.2%)
Average selling price per ton sold	$1,609	$1,681	(4.3%)	$1,680	$1,890	(11.1%)	$1,807	(11.0%)
Average selling price per ton sold (same-store)	$1,597	$1,668	(4.3%)	$1,667	$1,890	(11.8%)	$1,807	(11.6%)

* Not meaningful.
Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Our third quarter results once again demonstrate the strength of Reliance’s resilient business model. Our diverse product mix and end market exposures, along with our decentralized operating structure, enabled us to quickly respond to varied and fluid market conditions, achieving non-GAAP earnings per diluted share of $1.87, a 37.5% increase from the prior quarter,” said Jim Hoffman, President and Chief Executive Officer of Reliance. “Our third quarter tons sold surpassed our expectations, increasing 5.9% over the second quarter of 2020, due to improved demand in many of our end markets as the economy continued to slowly reopen following COVID-19 related customer shut-downs and project delays. I’d like to thank our managers in the field for their continued efforts to increase the value we provide to our customers during these challenging times, which contributed to our increased earnings levels. Most importantly, our managers maintained their focus on employee health and safety to ensure we continued to support our employees and their families, our customers, our suppliers, and our communities in a safe, positive, and sustainable manner.”

Mr. Hoffman continued, “Our third quarter record gross profit margin expanded 200 basis points from the prior quarter to 32.4%, significantly exceeding our estimated sustainable range of 28% to 30%, on net sales of $2.09 billion. A substantial rebound in our tolling businesses that service the automotive market, along with shifts in our diverse product mix and announced mill price increases for many of our products, collectively drove incremental increases in our gross profit margin in the third quarter. We also again benefitted from our sustainable higher margin business which we attribute to our managers’ ability to successfully leverage our significant investments in recent years to expand our value-added processing capabilities. Our higher gross profit margin and diligent expense control increased our non-GAAP pretax income by 40.6% sequentially to $158.0 million, which, along with effective working capital management, generated strong cash flow from operations of $296.3 million.”

Mr. Hoffman concluded, “The consistent execution of our resilient model is a testament to not only our diversification of products, end markets and geographies, but also our commitment to strong pricing discipline, diligent expense control, when-needed inventory management, and investments in organic growth and innovation. We believe customers realize increased value from our model during challenging markets as they confidently rely on us to do more for them, often in smaller sizes or on a more frequent basis. As Reliance continues to evolve as a leading diversified metal solutions provider, we will leverage both the knowledge we have acquired while navigating the pandemic and our commitment to continuous improvement and innovation to provide enhanced solutions to our customers and drive stockholder value through increased efficiency and profitability.”

End Market Commentary
Reliance services diverse end markets and provides a wide range of products and processing services, generally in small quantities on a when-needed basis. During the third quarter of 2020, the Company experienced improving demand in nearly all of the end markets it serves following customer shut-downs and project delays in the second quarter of 2020 attributable to COVID-19.

Demand in non-residential construction, Reliance’s largest end market, continued to slowly increase during the third quarter due to healthy bidding activity for new projects and the restart of projects that had previously been put on hold. Reliance is cautiously optimistic that demand for non-residential construction activity will continue to improve in the fourth quarter of 2020 based on healthy backlogs and positive customer sentiment.

Demand for the toll processing services Reliance provides to the automotive market rebounded significantly in the third quarter as automotive OEMs and steel and aluminum mills continued to ramp production following COVID-19 shutdowns in the second quarter. Reliance increased its processing volumes at its toll processing operations in both the U.S. and Mexico to support increased activity and was very pleased to recall the majority of its furloughed toll processing workforce servicing the automotive market. Reliance continues to focus on growth and innovation in toll processing, including expansion of its toll processing operations.

Demand in heavy industry for both agricultural and construction equipment remained generally consistent with second quarter levels. Production schedules have begun to steadily increase following customer re-openings from COVID-19 related shutdowns, and Reliance is cautiously optimistic that demand should improve through the remainder of 2020.

Semiconductor demand in the third quarter of 2020 continued to improve steadily compared to the second quarter of 2020. Reliance remains optimistic that demand will remain strong through the remainder of the year.

While demand in the aerospace defense market remained fairly stable at solid levels during the third quarter of 2020, commercial aerospace demand continued to decline as a direct result of reduced air travel due to COVID-19. In response to reduced commercial airplane build rates that are expected to continue at low levels in the near term, Reliance further reduced its workforce and recorded impairment and restructuring charges at certain of its businesses serving the commercial aerospace market during the third quarter. Reliance will continue to monitor and assess the health of its aerospace businesses and take appropriate cost reduction actions if and when necessary to ensure the continued long-term profitability of these businesses.

Demand in the energy (oil and gas) market remains under significant pressure. Reliance closed certain facilities earlier in 2020 and continues to implement proactive cost reduction measures. The Company believes its remaining businesses servicing the energy sector are well positioned to support any future recovery in this market.

Balance Sheet & Cash Flow
As previously announced, in early August of 2020 Reliance completed the public offering of $400 million aggregate principal amount of 1.30% senior notes due 2025 and $500 million aggregate principal amount of 2.15% senior notes due 2030. The Company used a portion of the net proceeds from the notes offering to repay all outstanding indebtedness under its unsecured revolving credit facility and its unsecured term loan and will utilize the remaining proceeds for general corporate purposes. In addition, in September 2020, Reliance amended and restated its $1.5 billion unsecured revolving credit facility for a new five year term. The amended and restated credit facility includes an increase option for up to an additional $1.0 billion.

At September 30, 2020, Reliance had total debt outstanding of $1.66 billion with no outstanding borrowings under its new $1.5 billion revolving credit facility. The Company’s net debt-to-total capital ratio was 17.3% on September 30, 2020. During the third quarter of 2020, Reliance generated net cash provided by operating activities of $296.3 million.

“We were very pleased to significantly strengthen our liquidity position and extend our debt maturity profile during the third quarter of 2020 with the successful execution of both our $900 million senior notes offering and the amendment and restatement of our credit facility for a new five-year term,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “Reliance is positioned to continue operating from a platform of financial strength through these ongoing extraordinary times and to continue executing our flexible and opportunistic capital allocation strategy concurrently focused on both growth and stockholder returns. During the third quarter, Reliance invested $38.2 million in capital expenditures and returned $41.2 million to our stockholders through dividends and share repurchases.”

Stockholder Return Activity
On October 20, 2020, the Board of Directors declared a quarterly cash dividend of $0.625 per share of common stock, payable on December 4, 2020 to stockholders of record as of November 20, 2020. For 61 consecutive years, Reliance has paid regular quarterly dividends without suspension or reduction and has increased the dividend 27 times since its 1994 IPO.

During the third quarter of 2020, Reliance repurchased a total of $0.2 million of its common stock. In the first nine months of 2020, the Company has repurchased 3.3 million shares of its common stock at an average cost of $90.10 per share, for a total of $300.2 million. At September 30, 2020, approximately 3.1 million shares, or approximately 5% of the Company’s common shares currently outstanding, remained available for repurchase under Reliance’s stock repurchase program.

Business Outlook
While macroeconomic uncertainty stemming from the COVID-19 pandemic continues, based on current expectations and market conditions, Reliance management anticipates overall demand to continue its slow improvement in the fourth quarter of 2020. However, due to normal seasonal factors including customer holiday-related shutdowns and fewer shipping days in the fourth quarter of 2020 compared to the third quarter of 2020, the Company expects shipping volumes to decline but believes the impact of seasonal factors could be less than in prior years. As a result, the Company estimates that tons sold will be down 4% to 6% in the fourth quarter of 2020 compared to the prior quarter. Further, the Company expects metals pricing, primarily for carbon steel products, in the fourth quarter will improve due to mill price increases. However, management believes these price increases will be partially offset given Reliance’s diverse product mix and declining sales in certain markets such as aerospace which typically involve higher priced products. As such, management estimates its average selling price per ton sold for the fourth quarter of 2020 will be flat to up 2% compared to the third quarter of 2020. Based on these expectations, Reliance management currently anticipates non-GAAP earnings per diluted share in the range of $1.30 to $1.40 for the fourth quarter of 2020.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s third quarter 2020 financial results and business outlook will be held today, October 22, 2020 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13710955. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 5, 2020 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13710955. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2019, Reliance’s average order size was $2,090, approximately 51% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies and expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by us, including restructuring or cash-preservation initiatives, as well as developments beyond our control, including, but not limited to, the impact of COVID-19 and changes in worldwide and U.S. economic conditions that materially impact our customers and the demand for our products and services. The extent to which the COVID-19 pandemic will continue to negatively impact our operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the outbreak, new information which may emerge concerning the severity or duration of the COVID-19 pandemic, the actions taken to control the spread of COVID-19 or treat its impact, and changes in worldwide and U.S. economic conditions. Further deteriorations in economic conditions, as a result of COVID-19 or otherwise, could lead to a further or prolonged decline in demand for our products and services and negatively impact our business, and may also impact financial markets and corporate credit markets which could adversely impact our access to financing, or the terms of any financing. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and resulting economic impact, but it could have a material adverse effect on our business, financial position, results of operations and cash flows. Other factors which could cause actual results to differ materially from our forward-looking statements include those disclosed in reports Reliance has filed with the United States Securities and Exchange Commission (the “SEC”). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, Form 10-Q for the quarter ended June 30, 2020 and in other documents Reliance files or furnishes with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Third Quarter 2020 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q3 2020 Tons Sold	Q2 2020 Tons Sold	Sequential Quarter Change	Q3 2019 Tons Sold	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,040.2	987.3	5.4%	1,187.2	(12.4%)	(2.8%)	(11.3%)
Aluminum	70.5	68.1	3.5%	85.3	(17.4%)	(3.1%)	(10.5%)
Stainless steel	70.3	67.1	4.8%	78.1	(10.0%)	(3.0%)	(2.3%)
Alloy	28.3	29.2	(3.1%)	48.2	(41.3%)	(5.9%)	(3.3%)

	Sales ($'s in millions; % change)
	Q3 2020 Sales	Q2 2020 Sales	Sequential Quarter Change	Q3 2019 Sales	Year-Over-Year Change
Carbon steel	$1,100.8	$1,073.8	2.5%	$1,416.1	(22.3%)
Aluminum	$394.3	$393.4	0.2%	$532.4	(25.9%)
Stainless steel	$341.8	$336.4	1.6%	$388.7	(12.1%)
Alloy	$91.0	$99.9	(8.9%)	$160.7	(43.4%)

Year-to-Date (9 months) 2020 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2020	2019	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	3,210.6	3,591.1	(10.6%)	(14.1%)
Aluminum	224.0	261.9	(14.5%)	(8.6%)
Stainless steel	216.6	234.6	(7.7%)	(2.4%)
Alloy	103.2	153.0	(32.5%)	(1.4%)

	Sales ($'s in millions; % change)
	2020	2019	Year-Over-Year Change
Carbon steel	$3,490.8	$4,542.4	(23.2%)
Aluminum	$1,299.9	$1,662.6	(21.8%)
Stainless steel	$1,083.1	$1,202.4	(9.9%)
Alloy	$342.3	$515.0	(33.5%)

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$2,085.6	$2,685.9	$6,677.8	$8,526.0

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,409.5	1,871.2	4,606.3	5,990.8
Warehouse, delivery, selling, general and administrative	449.2	518.7	1,410.4	1,582.2
Depreciation and amortization	56.4	54.8	170.8	163.2
Impairment of long-lived assets	10.0	—	107.9	1.2
	1,925.1	2,444.7	6,295.4	7,737.4

Operating income	160.5	241.2	382.4	788.6

Other expense:
Interest expense	15.7	20.5	47.2	68.4
Other expense, net	17.8	2.3	23.1	0.5
Income before income taxes	127.0	218.4	312.1	719.7
Income tax provision	28.7	54.5	70.2	179.9
Net income	98.3	163.9	241.9	539.8
Less: Net income attributable to noncontrolling interests	0.7	1.2	2.4	3.9
Net income attributable to Reliance	$97.6	$162.7	$239.5	$535.9

Earnings per share attributable to Reliance stockholders:
Diluted	$1.51	$2.40	$3.66	$7.90
Basic	$1.53	$2.44	$3.71	$8.01

Shares used in computing earnings per share:
Diluted	64,688	67,704	65,503	67,868
Basic	63,758	66,656	64,578	66,941

Cash dividends per share	$0.625	$0.55	$1.875	$1.65

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	September 30,	December 31,
	2020	2019*
ASSETS
Current assets:
Cash and cash equivalents	$591.6	$174.3
Accounts receivable, less allowance for credit losses of $22.8 at September 30, 2020 and $17.8 at December 31, 2019	943.9	1,067.8
Inventories	1,423.0	1,645.7
Prepaid expenses and other current assets	66.6	85.2
Income taxes receivable	6.9	37.2
Total current assets	3,032.0	3,010.2
Property, plant and equipment:
Land	258.2	239.8
Buildings	1,231.9	1,195.1
Machinery and equipment	2,086.9	2,044.4
Accumulated depreciation	(1,777.6)	(1,684.1)
Property, plant and equipment, net	1,799.4	1,795.2

Operating lease right-of-use assets	195.0	201.5
Goodwill	1,924.8	2,003.8
Intangible assets, net	955.8	1,031.1
Cash surrender value of life insurance policies, net	29.6	42.7
Other assets	62.1	46.6
Total assets	$7,998.7	$8,131.1

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$260.0	$275.0
Accrued expenses	103.2	67.4
Accrued compensation and retirement costs	137.5	172.1
Accrued insurance costs	45.2	43.4
Current maturities of long-term debt and short-term borrowings	5.8	64.9
Current maturities of operating lease liabilities	50.2	52.5
Total current liabilities	601.9	675.3
Long-term debt	1,638.3	1,523.6
Operating lease liabilities	145.9	149.5
Long-term retirement costs	87.3	87.0
Other long-term liabilities	32.3	12.3
Deferred income taxes	445.7	469.3
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 63,756 at September 30, 2020 and 66,854 at December 31, 2019	11.1	122.2
Retained earnings	5,125.5	5,189.5
Accumulated other comprehensive loss	(96.8)	(105.1)
Total Reliance stockholders’ equity	5,039.8	5,206.6
Noncontrolling interests	7.5	7.5
Total equity	5,047.3	5,214.1
Total liabilities and equity	$7,998.7	$8,131.1

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	September 30,
	2020	2019
Operating activities:
Net income	$241.9	$539.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	170.8	163.2
Impairment of long-lived assets	107.9	1.2
Provision for uncollectible accounts	8.3	5.2
Deferred income tax benefit	(26.7)	(0.3)
Stock-based compensation expense	29.9	37.3
Postretirement benefit plan settlement expense	19.4	—
Other	10.3	5.2
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	114.4	(14.2)
Inventories	221.9	147.0
Prepaid expenses and other assets	81.9	59.7
Accounts payable and other liabilities	(37.2)	10.0
Net cash provided by operating activities	942.8	954.1

Investing activities:
Purchases of property, plant and equipment	(134.7)	(182.8)
Acquisitions, net of cash acquired	—	(1.0)
Other	7.0	11.9
Net cash used in investing activities	(127.7)	(171.9)

Financing activities:
Net short-term debt borrowings	0.7	—
Proceeds from long-term debt borrowings	1,673.7	742.0
Principal payments on long-term debt	(1,615.4)	(1,304.3)
Debt issuance costs	(6.4)	—
Dividends and dividend equivalents paid	(122.8)	(113.3)
Share repurchases	(300.2)	(50.0)
Noncontrolling interest purchased	(8.0)	—
Other	(16.5)	(13.2)
Net cash used in financing activities	(394.9)	(738.8)
Effect of exchange rate changes on cash and cash equivalents	(2.9)	(5.6)
Increase in cash and cash equivalents	417.3	37.8
Cash and cash equivalents at beginning of year	174.3	128.2
Cash and cash equivalents at end of period	$591.6	$166.0

Supplemental cash flow information:
Interest paid during the period	$34.6	$57.2
Income taxes paid during the period, net	$68.3	$173.7

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2020	2019
Net income attributable to Reliance	$97.6	$80.2	$162.7	$1.51	$1.24	$2.40
Impairment and restructuring charges	14.6	5.6	—	0.22	0.09	—
Non-recurring settlement charges	14.6	4.8	—	0.23	0.07	—
Debt restructuring charge	1.8	—	—	0.03	—	—
Gains related to sales of non-core assets	—	—	(0.9)	—	—	(0.01)
Income tax benefit related to above items	(7.7)	(2.6)	0.2	(0.12)	(0.04)	—
Non-GAAP net income attributable to Reliance	$120.9	$88.0	$162.0	$1.87	$1.36	$2.39

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2020	2019	2020	2019
Net income attributable to Reliance		$239.5	$535.9	$3.66	$7.90
Impairment and restructuring charges		157.7	1.2	2.41	0.02
Non-recurring settlement charges		19.4	—	0.30	—
Debt restructuring charge		1.8	—	0.03	—
Gains related to sales of non-core assets		—	(0.9)	—	(0.02)
Income tax benefit related to above items		(44.7)	(0.1)	(0.69)	—
Non-GAAP net income attributable to Reliance		$373.7	$536.1	$5.71	$7.90

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Pretax income	$127.0	$102.0	$218.4	$312.1	$719.7
Impairment and restructuring charges	14.6	5.6	—	157.7	1.2
Non-recurring settlement charges	14.6	4.8	—	19.4	—
Debt restructuring charge	1.8	—	—	1.8	—
Gains related to sales of non-core assets	—	—	(0.9)	—	(0.9)
Non-GAAP pretax income	$158.0	$112.4	$217.5	$491.0	$720.0

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Gross profit - LIFO	$676.1	$614.7	$814.7	$2,071.5	$2,535.2
Restructuring (credits) charges	(0.2)	—	—	39.6	—
Non-GAAP gross profit	675.9	614.7	814.7	2,111.1	2,535.2
LIFO income	(12.5)	(5.0)	(40.0)	(37.5)	(75.0)
Non-GAAP gross profit - FIFO	$663.4	$609.7	$774.7	$2,073.6	$2,460.2

Gross profit margin - LIFO	32.4%	30.4%	30.3%	31.0%	29.7%
Restructuring (credits) charges as a % of sales	—	—	—	0.6%	—
Non-GAAP gross profit margin	32.4%	30.4%	30.3%	31.6%	29.7%
LIFO income as a % of sales	(0.6%)	(0.2%)	(1.5%)	(0.5%)	(0.8%)
Non-GAAP gross profit margin - FIFO	31.8%	30.2%	28.8%	31.1%	28.9%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges, mainly related to certain of the Company's energy-related businesses, closure of some of its locations and costs relating to COVID-19 downsizing, pension settlement charges, non-recurring expenses related to the amendment of its credit agreement and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Earnings and Gross Profit Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).